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                                                                 Exhibit (a) (6)

                         Form of Email to N2H2 Employees

Date:   Tuesday, November 20, 2001


To our employees:


Attached you will find the revised tender offer document for the option exchange program. The tender offer has been revised to include the changes in the vesting schedule (3 to 2 years) and vesting frequency (annually to quarterly) as noted in the email from Paul last week.

Also, as a reminder, the deadline for the option exchange program is by no later than 11:59 p.m. pacific standard time on Thursday, November 29th. Approved delivery methods are by fax or regular external mail. If you send by fax, please send to 206-336-2934. If you send by regular external mail, please keep in mind that the date above is the date of receipt, not the postmarked date.

The signed acceptance or withdrawal letter should be addressed to N2H2,
Attention: Stock Option Administration-Option Exchange Program Administrator, c/o J. Paul Quinn, 900 Fourth Avenue, Suite 3600, Seattle, WA 98164. We cannot accept any letter by e-mail or any form of interoffice mail.

Thank you.


Sharon Wegenast
Director, Human Resources
N2H2, Inc.
206-834-1770
swegenast@n2h2.com